Exhibit 99.1

STANDSTILL AGREEMENT

This Standstill Agreement, dated as of December 5, 2015 (this “Agreement”), is entered into by and among Insignia Systems, Inc., a Minnesota corporation (the “Company”), Nicholas J. Swenson, an individual resident of Minnesota (“Swenson”), Air T, Inc., a Delaware corporation (“Air T”), Groveland Capital LLC, a Delaware limited liability company (“Groveland Capital”), and Groveland Hedged Credit Fund LLC, a Delaware limited liability company (“Groveland Fund” and, collectively with Swenson, Air T and Groveland Capital, the “Air T Group”), and Sardar Biglari, an individual resident of Texas (“Biglari”), Philip L. Cooley, an individual resident of Texas (“Cooley”), The Lion Fund II, L.P., a Delaware limited partnership (“Lion Fund”), and Biglari Capital Corp., a Texas limited liability company (“BCC” and, collectively with Biglari, Cooley and Lion Fund, the “Biglari Group”).

WHEREAS, the Company and the Air T Group previously entered into the Standstill Agreement dated as of November 8, 2014, and amended as of April 29, 2015 (the “Prior Air T Standstill”).

WHEREAS, the Company and the Biglari Group have determined that the interests of the Company and its shareholders would be best served by adding Biglari and Cooley to the Company’s Board of Directors on the terms and conditions set forth in this Agreement.

WHEREAS, the Company, the Air T Group and the Biglari Group have determined that the interests of the Company and its shareholders would be best served by entering into this Agreement in order to avoid the distraction that could result from a contested election in connection with a special or annual meeting of the Company’s shareholders, among other matters.

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and, intending to be legally bound hereby, the parties hereby agree as follows:

1.	Representations and Warranties of the Company. The Company represents and warrants as follows:

(a)	The Company has the corporate power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby.

(b)
This Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws affecting the rights of creditors and subject to general equity principles.

(c)
The execution, delivery and performance of this Agreement by the Company does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to it, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

2.	Representations and Warranties of the Air T Group and the Biglari Group.

(a)	Each member of the Air T Group, severally, and not jointly, represents and warrants with respect to himself or itself as follows:

(i)
Such party, if Swenson, has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby.  Such party, if an entity, has the corporate power and authority or the limited liability company power and authority, as applicable, to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby.

(ii)
This Agreement has been duly and validly authorized, executed, and delivered by such member of the Air T Group and constitutes a valid and binding obligation and agreement of such party, and is enforceable against such party in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws affecting the rights of creditors and subject to general equity principles.

(iii)
Such party is the “beneficial owner” of the number of shares of Common Stock (as defined herein) that such party reports in the Amendment No. 3 to Schedule 13D filed by members of the Air T Group with the Securities and Exchange Commission (the “SEC”) on May 26, 2015 (the “Air T Schedule 13D”) and the aggregate number of shares of Common Stock acquired after that date as reported in Form 4 reports filed by members of the Air T Group with the SEC after that date. Except for those Affiliates (as defined herein) and Associates (as defined herein) of such party with respect to whom a cover page is included in the Air T Schedule 13D, no other Affiliate or Associate of such party beneficially owns any shares of Common Stock.  Each member of the Air T Group disclaims beneficial ownership of the shares of Common Stock owned or controlled by the other members except to the extent of his or its pecuniary interest therein, and asserts that such member’s entry into this Agreement is a separate agreement of such member with the Company.

(iv)
The execution, delivery and performance of this Agreement by each member of the Air T Group does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to him or it, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which he or it is a party or by which he or it is bound.

(b)	Each member of the Biglari Group, severally, and not jointly, represents and warrants with respect to himself or itself as follows:

(i)
Such party, if Biglari or Cooley, has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby.  Such party, if an entity, has the corporate power and authority, the partnership power and authority or the limited liability company power and authority, as applicable, to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby.

(ii)
This Agreement has been duly and validly authorized, executed, and delivered by such member of the Biglari Group and constitutes a valid and binding obligation and agreement of such party, and is enforceable against such party in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws affecting the rights of creditors and subject to general equity principles.

(iii)
Such party is the “beneficial owner” of the number of shares of Common Stock (as defined herein) that such party reports in the Amendment No. 1 to Schedule 13D filed by members of the Biglari Group with the SEC on October 27, 2015 (the “Biglari Schedule 13D”). Except for those Affiliates and Associates of such party with respect to whom a cover page is included in the Biglari Schedule 13D, no other Affiliate or Associate of such party beneficially owns any shares of Common Stock.  Each member of the Biglari Group disclaims beneficial ownership of the shares of Common Stock owned or controlled by the other members except to the extent of his or its pecuniary interest therein, and asserts that such member’s entry into this Agreement is a separate agreement of such member with the Company.

(iv)
The execution, delivery and performance of this Agreement by each member of the Biglari Group does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to him or it, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which he or it is a party or by which he or it is bound.

3.	Definitions. For purposes of this Agreement:

(a)
The terms “Affiliate” and “Associate” have the respective meanings set forth in Rule 12b-2 promulgated by the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); the terms “beneficial owner” and “beneficial ownership” shall have the respective meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act; and the terms “person” or “persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature.

(b)	The “Air T Standstill Period” means as to each member of the Air T Group, the period from the date of this Agreement until the earlier of:

(i)	the conclusion of the Company’s 2016 Annual Meeting of Shareholders, which shall be held no later than June 30, 2016; or

(ii)	such date, if any, as the Company has materially breached any of its commitments or obligations set forth in Section 4(a) of this Agreement.

(c)	The “Biglari Standstill Period” means as to each member of the Biglari Group, the period from the date of this Agreement until the earlier of:

(i)	the conclusion of the Company’s 2016 Annual Meeting of Shareholders, which shall be held no later than June 30, 2016; or

(ii)	such date, if any, as the Company has materially breached any of its commitments or obligations set forth in Section 4(a) of this Agreement.

(d)	“Board” means the Board of Directors of the Company.

(e)	“Common Stock” means the Common Stock of the Company, $0.01 par value.

4.	Election of Biglari and Cooley as Directors; Related Matters.

(a)	Within five business days following the execution and delivery of this Agreement by the parties hereto:

(i)
In accordance with the Company’s articles of incorporation and amended and restated bylaws, the Board shall adopt a resolution increasing the size of the Board by two directors, to a total of nine directors, effective as of the date of such resolution.

(ii)
In accordance with the Company’s articles of incorporation and amended and restated bylaws, the Board shall elect Biglari and Cooley as directors of the Company, effective as of the date of such resolution, to serve until the Company’s 2016 Annual Meeting of Shareholders and until their respective successors shall have been duly elected and qualified, or until their earlier death, resignation or removal.

(iii)
The Company agrees to nominate no more than nine directors for election at the Company’s 2016 Annual Meeting of Shareholders, all of whom will be nominated to serve a one-year term and the Company further agrees that it will not nominate more nominees for election at the Company’s 2016 Annual Meeting of Shareholders than the number of directors who are to be elected at such meeting.  The Company agrees to include Swenson, Jacob J. Berning (“Berning”), Biglari and Cooley (collectively, the “Nominees”) as four of the Company’s nominees for election at the Company’s 2016 Annual Meeting of Shareholders.  The Board will recommend, and the Company will reflect such recommendation in its definitive proxy statement in connection with the 2016 Annual Meeting of Shareholders, that the shareholders of the Company vote to elect the Nominees at such meeting, and the Company will support and solicit proxies for the Nominees’ election as directors, and such recommendation, support and solicitation will be in the same manner as for the Company’s other nominees for director.

(b)
The members of the Air T Group who filed the Air T Schedule 13D and the members of the Biglari Group who filed the Biglari Schedule 13D shall each promptly file an amendment to their respective Schedule 13D filings reporting their entry into this agreement, amending applicable items to conform to their respective obligations hereunder and appending or incorporating by reference this Agreement as an exhibit thereto. Such members of the Air T Group and the Biglari Group, as applicable, shall provide to the Company a reasonable opportunity to review and comment on such amendments in advance of filing, and shall consider in good faith the reasonable comments of the Company.

(c)
The members of the Air T Group and the Biglari Group shall cause all shares of Common Stock beneficially owned by them and their Affiliates to be present for quorum purposes and to be voted, and shall cause all shares of Common Stock held by their respective Associates to be present for quorum purposes and to be voted (i) in favor of all directors nominated by the Board for election at the Company’s 2016 Annual Meeting of Shareholders; and (ii) for approval with respect to the advisory vote to approve executive compensation, in accordance with the Board’s recommendation on any advisory vote on the frequency of future advisory votes to approve executive compensation, and for the ratification of the Company’s independent auditors.

5.	Standstill.

Each of the members of the Air T Group agrees that, during the Air T Standstill Period, and each of the members of the Biglari Group agrees that, during the Biglari Standstill Period, he or it will not, and he or it will cause each of such person’s Affiliates or agents or other persons acting on his or its behalf not to, and will use commercially reasonable efforts to cause his or its respective Associates not to:

(a)
submit, or otherwise induce or encourage any other person to submit, any shareholder proposal (pursuant to Rule 14a-8 promulgated by the SEC under the Exchange Act or otherwise) or any notice of nomination or other business for consideration, and will not nominate any candidate for election to the Board or oppose the directors nominated by the Board;

(b)
form, join in or in any other way participate in a “partnership, limited partnership, syndicate or other group” within the meaning of Section 13(d)(3) of the Exchange Act with respect to the Common Stock or deposit any shares of Common Stock in a voting trust or similar arrangement or subject any shares of Common Stock to any voting agreement or pooling arrangement, other than (i) with respect to the members of the Air T Group, solely with other members of the Air T Group and/or one or more Affiliates of a member of the Air T Group, (ii) with respect to the members of the Biglari Group, solely with other members of the Biglari Group and/or one or more Affiliates of a member of the Biglari Group or (iii) to the extent such a group may be deemed to result between the members of the Air T Group and the Company or any of its Affiliates or between the members of the Biglari Group and the Company or any of its Affiliates, in each case, as a result of this Agreement;

(c)
solicit proxies or written consents of shareholders, or otherwise conduct any nonbinding referendum with respect to Common Stock, or make, or in any way participate in, any “solicitation” of any “proxy” within the meaning of Rule 14a-1 promulgated by the SEC under the Exchange Act to vote, or advise, encourage or influence any person with respect to voting, any shares of Common Stock with respect to any matter, or become a “participant” in any contested “solicitation” for the election of directors with respect to the Company (as such terms are defined or used under the Exchange Act), other than a “solicitation” or acting as a “participant” in support of all of the nominees of the Board (including Swenson, Berning, Biglari and Cooley) at the 2016 Annual Meeting of Shareholders;

(d)
seek, in any capacity other than as a member of the acting majority of the Board, to call, or to request the call of, a special meeting of the shareholders of the Company, or seek to make, or make, a shareholder proposal at any meeting of the shareholders of the Company or make a request for a list of the Company’s shareholders (or otherwise induce or encourage any other person to initiate such proposal or request) or otherwise acting alone, or in concert with others, seek to control or influence the governance or policies of the Company;

(e)
in any capacity other than as a member of the acting majority of the Board, effect or seek to effect (including, without limitation, by entering into any discussions, negotiations, agreements or understandings with any third person), offer or propose (whether publicly or otherwise) to effect, or cause or participate in, or in any way assist or facilitate any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in (i) any acquisition of any material assets or businesses of the Company or any of its subsidiaries, (ii) any tender offer or exchange offer, merger, acquisition or other business combination involving the Company or any of its subsidiaries, or (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its subsidiaries;

(f)
publicly disclose, or cause or facilitate the public disclosure (including without limitation the filing of any document or report with the SEC or any other governmental agency or any disclosure to any journalist, member of the media or securities analyst) of any intent, purpose, plan or proposal to obtain any waiver, or consent under, or any amendment of, any of the provisions of Section 4(c) or this Section 5, or otherwise seek (in any manner that would require public disclosure by any of the members of the Air T Group or the Biglari Group, as the case may be, or their respective Affiliates or Associates) to obtain any waiver, consent under, or any amendment of, any provision of this Agreement;

(g)
enter into any arrangements, understandings or agreements (whether written or oral) with, or advise, finance, assist or encourage, any other person for the purpose of engaging, or offering or proposing to engage, in any of the foregoing; or

(h)	take or cause or induce others to take any action inconsistent with any of the foregoing.

It is understood and agreed that this Agreement shall not be deemed to prohibit Swenson, Biglari or Cooley from engaging in any lawful act in his capacity as a director of the Company, except that none of Swenson, Biglari or Cooley may act as a director to call, or to request the call of, a special meeting of the shareholders of the Company unless such special meeting is being called by a majority of the Board.

6.
Code of Business Conduct and Ethics. Swenson, Biglari and Cooley have reviewed the Company’s Code of Business Conduct and Ethics and each agrees to abide by the provisions thereof during their respective service as a director of the Company.  Each of the members of the Air T Group and each of the members of the Biglari Group acknowledge that they are aware that the United States securities law prohibit any person who has material non-public information about a company from purchasing or selling such securities of such company, or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

7.
Questionnaires.  Each of Biglari and Cooley has accurately completed the form of questionnaire provided by the Company for its use in connection with his appointment to serve as a director of the Company.

8.
Compensation.  Swenson, Biglari and Cooley shall each be compensated for his service as a director and shall be reimbursed for his expenses on the same basis as all other non-employee directors of the Company are compensated and shall be eligible to be granted equity-based compensation on the same basis as all other non-employee directors of the Company.

9.
Indemnification and Insurance.  Each of Swenson, Biglari and Cooley is entitled to the same rights of indemnification as the other directors of the Company as such rights may exist from time to time.  The Company shall, promptly after their election, take such action, if any, as may be necessary to add each of Biglari and Cooley to the Company’s directors’ and officers’ liability insurance policy as an insured person.

10.
Press Release and Other Public Disclosures.  Promptly following the execution and delivery of this Agreement, the Company shall issue a press release in the form attached hereto as Exhibit A (the “Press Release”).  None of the parties hereto will make any public statements that are inconsistent with, or otherwise contrary to, the statements in the Press Release.

11.
Non-Disparagement.  During the Air T Standstill Period, neither the Company nor any of the members of the Air T Group shall, and the Company and the members of the Air T Group shall cause their respective Affiliates not to, directly or indirectly make or issue or cause to be made or issued any public disclosure, announcement, or statement (including without limitation the filing of any document or report or the making of any other disclosure with the SEC or any other governmental agency unless required by law or legal process or any disclosure to any journalist, member of the media, or securities analyst) concerning the Company, any of the members of the Air T Group, or any of their respective past or then-current directors, officers, employees or other Affiliates, which disparages such other party or any of such other party’s respective past or then-current directors, officers, employees or other Affiliates.  During the Biglari Standstill Period, neither the Company nor any of the members of the Biglari Group shall, and the Company and the members of the Biglari Group shall cause their respective Affiliates not to, directly or indirectly make or issue or cause to be made or issued any public disclosure, announcement, or statement (including without limitation the filing of any document or report or the making of any other disclosure with the SEC or any other governmental agency unless required by law or legal process or any disclosure to any journalist, member of the media, or securities analyst) concerning the Company, any of the members of the Biglari Group, or any of their respective past or then-current directors, officers, employees or other Affiliates, which disparages such other party or any of such other party’s respective past or then-current directors, officers, employees or other Affiliates.  Notwithstanding the foregoing and for the benefit of clarification and the avoidance of doubt, this Section 11 shall not in any way prohibit members of the Air T Group or the Biglari Group and their respective Affiliates from communicating directly with the Company and its management and Board in a non-public manner to communicate their concerns or raise issues related to the Company, its performance, the performance of management or any other matters related to the Company, shall not in any way restrict any member of the Air T Group or its Affiliates from directly or indirectly making or issuing any public disclosure, announcement or statement regarding any member of the Biglari Group or its Affiliates or any past or then-current directors, officers, employees of the Biglari Group or its Affiliates, and shall not in any way restrict any member of the Biglari Group or its Affiliates from directly or indirectly making or issuing any public disclosure, announcement or statement regarding any member of the Air T Group or its Affiliates or any past or then-current directors, officers, employees of the Air T Group or its Affiliates.

12.
Specific Performance. Each party hereto acknowledges and agrees, on behalf of itself and its Affiliates, that irreparable harm would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties will be entitled to specific relief hereunder, including, without limitation, an injunction or injunctions to prevent and enjoin breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any state or federal court in the State of Minnesota, in addition to any other remedy to which they may be entitled at law or in equity.  Any requirements for the securing or posting of any bond with such remedy are hereby waived.

13.
Jurisdiction. Each party hereto agrees, on behalf of itself and its Affiliates, that any actions, suits or proceedings arising out of or relating to this Agreement or the transactions contemplated hereby will be brought solely and exclusively in any state or federal court in the State of Minnesota (and the parties agree not to commence any action, suit or proceeding relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 18 of this Agreement will be effective service of process for any such action, suit or proceeding brought against any party in any such court.  Each party, on behalf of itself and its Affiliates, irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby, in the state or federal courts in the State of Minnesota, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an improper or inconvenient forum.

14.
Applicable Law. This agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Minnesota applicable to contracts executed and to be performed wholly within such state, without giving effect to the choice of law principles of such state.

15.	Counterparts. This Agreement may be executed in two or more counterparts which together shall constitute a single agreement.

16.
Severability. In the event that any portion of this Agreement may be held to be invalid or unenforceable for any reason, it is hereby agreed that such invalidity or unenforceability shall not affect the other portions of this Agreement and that the remaining covenants, terms and conditions or portions hereof shall remain in full force and effect, and any court of competent jurisdiction may so modify the objectionable provision as to make it valid, reasonable and enforceable.

17.
Entire Agreement; Amendment and Waiver; Successors and Assigns. This Agreement contains the entire understanding of the parties hereto with respect to, and supersedes all prior agreements relating to, its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings among the parties other than those expressly set forth herein. This Agreement may be amended only by a written instrument duly executed by the parties hereto or their respective successors or assigns. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law. The terms and conditions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective successors, heirs, executors, legal representatives, and assigns.

18.
Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served, if (a) given by telecopy, when such telecopy is transmitted to the telecopy number set forth below, or to such other telecopy number as is provided by a party to this Agreement to the other party pursuant to notice given in accordance with the provisions of this Section, and the appropriate confirmation is received or (b) if given by any other means, when actually received during normal business hours at the address specified in this Section, or at such other address as is provided by a party to this Agreement to the other party pursuant to notice given in accordance with the provisions of this Section:

if to the Company:

Insignia Systems, Inc.
8799 Brooklyn Boulevard
Minneapolis, Minnesota 55445
Attention: President and Chief Financial Officer
Email: john.gonsior@insigniasystems.com

with a copy to:

Faegre Baker Daniels LLP
2200 Wells Fargo Center
90 South Seventh Street
Minneapolis, MN 55402-3901
Attention: W. Morgan Burns
Email: Morgan.Burns@FaegreBD.com
Facsimile: 612-766-1600

if to the Air T Group or any member thereof:

Nicholas J. Swenson
5000 West 36th St., Suite 130
Minneapolis, Minnesota 55416
Email: nswenson@airt.co

with a copy to:

Foley & Lardner LLP
777 East Wisconsin Avenue
Milwaukee, Wisconsin 53202
Attention: Peter D. Fetzer
Email: pfetzer@foley.com
Facsimile: (414) 297-4900

if to the Biglari Group or any member thereof:

Sardar Biglari
Biglari Capital Corp.
17802 IH 10 West, Suite 400
San Antonio, Texas  78257
Email: Amy.Parks@biglariholdings.com
Facsimile: (210) 344-3411

with a copy to:

Olshan Frome Wolosky LLP
Park Avenue Tower
65 East 55th Street
New York, NY  10022
Attention: Steve Wolosky
Email: swolosky@olshanlaw.com
Facsimile: (212) 451-2222

19.
Reimbursement of Expenses.  The Company agrees to reimburse the Air T Group for their out-of-pocket expenses incurred in connection with the amendment to the Air T Schedule 13D, the Air T Group’s negotiation and preparation of this Agreement and other matters related to this Agreement, in an amount equal to $30,000.  The Company agrees to reimburse the Biglari Group for their out-of-pocket expenses incurred in connection with the amendment to the Biglari Schedule 13D, the Biglari Group’s negotiation and preparation of this Agreement and other matters related to this Agreement, in an amount equal to $30,000.  Such amounts shall be payable by the Company to Air T Group and the Biglari Group, respectively, within five (5) business days following the date of this Agreement.

20.
No Third-Party Beneficiaries. Nothing in this Agreement is intended to confer on any person other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

21.
Independent Nature of Obligations. Notwithstanding anything to the contrary contained herein, the representations, warranties, covenants and agreements of each of the Air T Group, on the one hand, and the Biglari Group, on the other hand, under this Agreement are several and not joint with those of the other, and neither the Air T Group nor the Biglari Group shall be responsible in any way for any of the representations, warranties, covenants or agreements of the other hereunder.  Nothing contained herein, and no action taken by any member of the Air T Group or the Biglari Group pursuant thereto, shall be deemed to constitute the Air T Group and the Biglari Group as a partnership, an association, a joint venture or any other kind of group or entity, or create a presumption that they are in any way acting in concert or as a group.

22.
Prior Air T Standstill.  Upon the execution of this Agreement by the parties hereto, it shall supersede the Prior Air T Standstill in all respects and the Prior Air T Standstill will be deemed terminated and of no further force or effect.

[signature pages follow]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the parties as of the date first written above.

INSIGNIA SYSTEMS, INC.

By:	/s/ John C. Gonsior
John C. Gonsior
President and Chief Financial Officer

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the parties as of the date first written above.

AIR T, INC.

By:	/s/ Nicholas J. Swenson
Nicholas J. Swenson
Chief Executive Officer

GROVELAND CAPITAL, LLC

By:	/s/ Nicholas J. Swenson
Nicholas J. Swenson, Managing Member

GROVELAND HEDGED CREDIT FUND, LLC

By:	Groveland Capital, LLC, its general partner

	By:	/s/ Nicholas J. Swenson
Nicholas J. Swenson, Managing Member

/s/ Nicholas J. Swenson
NICHOLAS J. SWENSON

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the parties as of the date first written above.

BIGLARI CAPITAL CORP.

By:	/s/ Sardar Biglari
Sardar Biglari, Chairman and Chief Executive Officer

THE LION FUND II, L.P.

By:	Biglari Capital Corp., its general partner

	By:	/s/ Sardar Biglari
Sardar Biglari, Chairman and Chief Executive Officer

/s/ Sardar Biglari
SARDAR BIGLARI

/s/ Philip L. Cooley
PHILIP L. COOLEY

Exhibit A

Press Release

[See attached.]